Exhibit 99.1

Neal Goldner Investor Relations 407-206-6149 neal.goldner@mvwc.com

Cameron Klaus Global Communications 407-513-6606 cameron.klaus@mvwc.com
News

Marriott Vacations Worldwide Appoints Mary E. Galligan to Board of Directors
ORLANDO, Fla. December 11, 2023 — Marriott Vacations Worldwide Corporation (NYSE: VAC) (“MVW” or the “Company”) announced today the appointment of Mary E. Galligan to its Board of Directors effective January 1, 2024. Ms. Galligan joins the MVW Board following a 35-year career in technology and cybersecurity, government relations and risk management.
Ms. Galligan has extensive experience in navigating high profile, multifaceted crises and cyber incidents. Ms. Galligan’s career began when she started as a special agent of the Federal Bureau of Investigation (FBI), assuming positions of increasing responsibility which ultimately landed her as a member of the federal government’s Senior Executive Service and the first female appointed Special Agent in Charge of Cyber and Special Operations in the New York office. In that role, she was responsible for driving the operations of the largest technical and physical surveillance operation in the FBI, including budget, personnel, and oversight of investigations into national security and criminal cyber intrusions.
Ms. Galligan has been successful in adapting her work with U.S. government entities to risk mitigation and incident response measures for the private sector. She most recently served as Managing Director for Deloitte’s Cyber & Strategic Risk practice for more than 10 years, leading the response to several high-profile cyber breaches while also serving as an advisor on addressing cyber incidents to the boards of directors and senior executives of Deloitte’s Fortune 500 clients.
“Ms. Galligan brings critical knowledge to our Board of Directors, having an impressive career in technology and cybersecurity. As we continue to look for ways to prepare for the future by managing risk and driving growth for MVW, Ms. Galligan’s expertise in government relations, strategic planning and risk management will be immensely valuable,” said William J. Shaw, Chairman of the Board, Marriott Vacations Worldwide.

marriottvacationsworldwide.com

Ms. Galligan is also a director on the Intermediate Holding Company Board (IHC) of Barclays, US LLC, a non-publicly traded company. In addition to presenting and authoring publications on cybersecurity risk and topics like artificial intelligence, she is an FBI-certified Crisis Negotiator and Crisis Manager. Ms. Galligan also serves as an advocate for the acceleration of women professionals in the cybersecurity field and for accessible STEM education for girls in secondary schools. She holds an M.A. in psychology from The New School for Social Research, a B.A. in communications from Fordham University, and an Honorary Doctor of Laws from Marian University.
The election of Ms. Galligan brings the MVW Board to 11 members.
About Marriott Vacations Worldwide Corporation
Marriott Vacations Worldwide Corporation is a leading global vacation company that offers vacation ownership, exchange, rental and resort and property management, along with related businesses, products, and services. The Company has over 120 vacation ownership resorts and approximately 700,000 owner families in a diverse portfolio that includes some of the most iconic vacation ownership brands. The Company also operates an exchange network and membership programs comprised of more than 3,200 affiliated resorts in over 90 countries and territories, and provides management services to other resorts and lodging properties. As a leader and innovator in the vacation industry, the Company upholds the highest standards of excellence in serving its customers, investors and associates while maintaining exclusive, long-term relationships with Marriott International, Inc. and an affiliate of Hyatt Hotels Corporation for the development, sales and marketing of vacation ownership products and services. For more information, please visit www.marriottvacationsworldwide.com.